Exhibit 99

CONTACT:	Glen L. Ponczak	For Immediate Release
	(414) 524-2375	February 11, 2005

Johnson Controls Announces Agreement to Sell its World Services Subsidiary

     MILWAUKEE, WISCONSIN (February 11, 2005) Johnson Controls, Inc. (JCI), today announced an agreement to sell its Johnson Controls World Services Inc. (JCWS), subsidiary to IAP Worldwide Services, Inc. based in Irmo, South Carolina.

     JCWS, which has its headquarters in Cape Canaveral, Florida, provides the U.S. government with base operations and contingency support, logistics and workforce management and temporary personnel services.

     IAP will pay approximately $260 million in cash for JCWS, subject to normal adjustments. JCWS had sales of approximately $770 million in fiscal 2004. The parties expect to complete the transaction in the next few weeks.

     IAP is an experienced logistics and procurement contractor serving the United States Department of Defense, government agencies and international project management organizations. IAP is majority owned by Cerberus Capital Management. Headquartered in New York, Cerberus Capital Management, L.P. is a private investment firm managing approximately $15 billion in capital. IAP’s Founder and Vice Chairman, Doyle McBride, says “We are excited about combining IAP and JCWS. Both companies have unmatched performance records and are highly responsive to client missions. IAP will remain committed to exceptional client service and growing the business. Upon closing, IAP will operate as IAP World Service and will be a “tier 1” federal services company with revenues of over $1 billion.”

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February 11, 2005

     JCWS said that it would continue to fully support its existing federal projects and accounts throughout the process.

     While Johnson Controls is exiting the federal base operations, contingency support and temporary personnel businesses, the company said it will continue to provide federal government customers with its full range of services, including integrated building automation systems, security solutions and energy management, including Energy Savings Performance Contracts, as well as maintenance and repair of building systems.

     “The federal government continues to be a key market for Johnson Controls,” said John Kennedy, president of the Controls Group of Johnson Controls. “This transaction enables us to focus resources on our core strengths in systems integration and building services and solutions for both federal and commercial non-residential buildings where we have the greatest ability to create value for our customers.”

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Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For non-residential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls founded in 1885, has headquarters in Milwaukee, Wisconsin.

Johnson Controls has made forward-looking statements in this document that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, including the completion, terms and government approvals of transactions, as well as those factors discussed in the company’s
Form 8-K (dated October 26, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.